Exhibit 99.2

Loews Corporation Third Quarter 2025 Earnings Remarks

Ben Tisch, President & CEO of Loews Corporation:
Loews reported net income of $504 million for the quarter, reflecting solid results across all of our major subsidiaries. CNA had a particularly strong quarter, benefiting from an unusually light hurricane season that allowed the company’s underlying underwriting results to shine through. While we can’t predict the weather, we can control the quality of our underwriting—and this quarter’s results underscore the discipline and prudence of Doug Worman and his team. At Boardwalk, our pipeline subsidiary continues to deliver outstanding performance, supported by exceptional industry fundamentals. Strong demand for natural gas transportation—driven by industrial growth, AI data center expansion, and the ongoing build-out of LNG infrastructure—continues to translate into meaningful EBITDA growth and an expanding backlog.
Meanwhile, Loews Hotels & Co is seeing the early fruits of several years of investment and development work. The company’s three new Orlando properties, built adjacent to Universal’s Epic Universe theme park, opened earlier this year and are already exceeding expectations. These hotels represent the continuation of a nearly three-decade partnership with Universal and further cement Loews Hotels’ reputation as one of the premier owners and operators of large-scale, immersive destination properties.
Taken together, this quarter’s results highlight the strength, diversification, and cash-generative nature of our businesses—attributes that give us tremendous flexibility in allocating capital and compounding intrinsic value per share over time.
The proverbial cherry on top since our last update came just last Thursday, when Boardwalk announced the Texas Gateway Project—a $1.2 billion, 155-mile new-build pipeline along the Gulf Coast, underpinned by a 20-year agreement with an investment-grade anchor customer. It’s a wonderful time to be in the natural gas transportation business, and this project exemplifies Boardwalk’s disciplined approach to growth—investing where we have long-term visibility, strong counterparties, and durable demand. To provide more detail on this exciting development and on the broader industry backdrop, I’ve invited Scott Hallam, President and CEO of Boardwalk, to share his thoughts.

Before turning it over to Scott, let me briefly touch on share repurchases. Activity this quarter was admittedly lighter than usual. I like to think of myself as an opportunistic repurchaser, and with our stock reaching new all-time highs throughout the quarter, it was difficult to pull the trigger. That said, for the avoidance of doubt, we continue to believe that Loews trades meaningfully below our estimate of intrinsic value. You can expect us to remain disciplined yet persistent in taking advantage of opportunities to shrink the denominator— living up to our long-standing and well-earned reputation as serial share repurchasers.
Scott Hallam, President & CEO of Boardwalk Pipelines:
Thanks, Ben. I cannot recall a better time to be in the natural gas transportation and storage business. By the end of 2025, U.S. gas demand is expected to reach an all-time high of more than 110 billion cubic feet per day (bcf/d), representing growth of more than 45% since 2015. LNG exports and gas for electric power demand have driven much of this growth. While natural gas demand has increased significantly over the past ten years, there has been relatively little development of new pipeline and storage infrastructure. In fact, demand for natural gas has grown by 64% since 2010 while infrastructure to deliver natural gas has increased by only 35%. Consequently, Boardwalk has been able to achieve higher rates and better terms on recontracting, which has substantially improved our profitability over the past several years.
We expect this increase in gas demand to persist over the next decade. All signs point to continued growth in LNG demand. In fact, since the beginning of the year, six sizeable LNG projects have reached a final investment decision, representing cumulative capacity of nearly 8 bcf/d (or 6%-to-7% of current U.S. gas demand). Additionally, after 15 years of stagnant power demand growth, AI data centers have emerged as a major new load on the grid, necessitating more natural gas. The U.S. Department of Energy estimates that data centers now consume about 4% of U.S. electricity and they expect that this figure may rise to 7% to 12% within the next three years. While there are a number of factors that could potentially temper data center growth—including inadequate gas infrastructure as well as shortages of labor and raw materials—we still expect power demand to be a meaningful driver of domestic natural gas demand going forward.

With over 14,000 miles of natural gas and NGL pipelines and 200 billion cubic feet of gas storage located predominantly in the Gulf Coast region, Boardwalk is ideally situated to capitalize on rising U.S. natural gas demand. Given the outsized growth of LNG exports, we expect the Gulf Coast region to be the largest driver of natural gas demand for the next several decades. Data center construction proximate to our pipeline network should also be a tailwind. Furthermore, we expect this incremental gas demand to be met with supply from all basins, which is beneficial for Boardwalk given our connectivity to the prolific Haynesville basin along with the Utica/Marcellus.
As a result of this generational demand growth, we have started seeing more opportunities to build large expansion projects. For context, over the past five years we have spent about $200 to $300 million per year on growth capex, nearly all of which was attributable to efficient capital projects within our existing footprint that maximize our capacity. These projects mostly involved additional compression on our existing pipelines, as well as lateral pipelines from our system to our customers’ facilities. Now we are seeing attractive opportunities to significantly expand our pipeline system. Over the past year, we have contracted several large new growth projects with capex of about $3 billion. These projects are secured by long-term contracts with anchor shippers (typically 15 years or longer) and have revenue backlog of over $9.5 billion.
The majority of this capital is associated with two large projects: Kosci Junction and Texas Gateway. The $1.0 billion Kosci Junction project consists of building approximately 110 miles of 36-inch pipe that will connect supply from the Haynesville, Utica/Marcellus and Fayetteville basins to markets in the southeastern U.S. This project would add 1.2 bcf/d of natural gas transportation capacity to our system, which currently has peak daily capacity of approximately 17 bcf/d. Last week we announced the new $1.2 billion Texas Gateway project, which consists of approximately 155 miles of 36- or 42-inch pipe, as well as upgrades along our existing Gulf South Pipeline. This project would add 1.5 to 2.5 bcf/d of natural gas transportation to our system and would increase gas supply for LNG exporters, as well as utility and industrial end users in the Gulf Coast. Both projects are supported by 20-year agreements with investment grade anchor customers, and they are both anticipated to go into service in 2029.
In addition to these major expansion projects, we are in the process of developing six medium-sized projects. In total, these six projects are expected to cost approximately $700 million and increase capacity on our system by 1.4 bcf/d (or approximately 8%). Most of these projects involve adding additional compression along our existing pipeline infrastructure and several require the construction of incremental pipeline. All of the projects are supported by 10- to 20-year contracts with investment grade utility and industrial end users. Each of these projects is described in more detail below:
•Our SECURE (Southeast Compression for Utility Reliability Expansion) project involves adding incremental compression along our west-to-east Gulf South 42” pipeline to increase capacity by 0.3 bcf/d. This project will provide additional gas supply to the southeastern power market and is backed by 12- and 15-year contracts with two utility customers. The expected in-service date is the first half of 2028.
•The PLUSS (Parks Line Upgrade and Sorrento Station) project will serve industrial and power markets in the Mississippi River corridor with 0.2 bcf/d of incremental capacity. This project involves additional compression facilities, as well as minor pipeline modifications. The project is supported by three 10- to 15-year contracts with industrial and utility customers. We anticipate an in-service date in the first half of 2028.
•The Eunice compressor station upgrade will increase the capacity of our pipeline by 0.1 bcf/d and is supported by three 10- to 13-year contracts, one of which is with a utility customer and the other two of which are with marketers. This project is expected to be in service in the first half of 2027.
•The Carnation project will increase the capacity of our system by 0.2 bcf/d through the installation of a compressor unit in Ohio. This project is supported by a 20-year contract with a local distribution company and is expected to be placed in service in the second half of 2027.
•The Ohio Power Plant project involves increasing the capacity of our system by 0.3 bcf/d through the construction of seven miles of additional pipeline and a delivery meter that will connect to a power plant. The project is supported by a 10-year contract with a utility customer and is anticipated to be in service in the first half of 2028.
•In Northeast Texas, Boardwalk has a project designed to increase the delivery capacity of its pipeline system by 0.3 bcf/d through the construction of 16 miles of incremental pipeline and a delivery meter that connects to a power plant. This project is supported by a 10-year contract with one utility customer and is expected to be in service in the second half of 2027.
Our two larger projects should position us to win future growth as we add compression and explore pipeline expansion opportunities. Boardwalk is particularly advantaged by its access to the lowest cost supply in the Haynesville and Utica/Marcellus basins, and also by operating in states that view natural gas as a source of economic development. Additionally, given the capital-intensive nature of the pipeline industry, pipelines with last mile advantage to a potential customer’s facility will be more cost effective than those that are even a few additional miles away. By expanding the geographic scope of our system, Boardwalk will be closer to many more power and industrial customers. Smaller growth projects that involve building lateral pipes to such facilities generally offer higher returns on capital than the larger projects they support. For context, we typically target low- to mid-teen unlevered returns for larger projects. Furthermore, the two large projects we recently approved are accretive to the broader system by enhancing both liquidity and diversity of gas supply, which makes the system even more attractive to customers.
We’re excited about the upside potential of Boardwalk’s growth—but we are also laser-focused on managing the risks associated with major expansion projects. While revenue risk is mitigated by long-term contracts with credit-worthy counterparties, these projects still carry substantial construction risk. We are acutely aware that more construction in the pipeline industry could lead to inflation in the cost of material and labor. In addition to reserving for contingencies in our cost estimates, we have taken a number of actions to address this risk. For example, we have decided to accelerate the purchase of pipes and compression units in order to de-risk some of our projects. We have also enhanced our project development and execution organization with several new leaders to expand our capacity to meet the buildout requirements. Boardwalk has a long track record of delivering projects on time and on budget, and we are focused on maintaining this record.
Based on Boardwalk’s current slate of growth projects, we are well-positioned to finance our own expansion due to our substantial free cash flow and ample leverage capacity. We also believe we can continue to pay distributions to Loews while maintaining our BBB rating. Furthermore, we do not expect to materially increase our growth capex until 2027 through

2029 since the majority of project capital is spent in the 12-to-18 months before the pipeline goes into service.
As these growth projects move forward, we’ll update you on their progress. We’re at a significant moment in the natural gas transportation business, and it’s our intention to take advantage of it—both by identifying and capitalizing on new opportunities, and also by proactively managing the risks associated with growth.
Jane Wang, CFO of Loews Corporation:
Loews delivered an exceptionally strong third quarter, reporting net income of $504 million, or $2.43 per share, compared to $401 million, or $1.82 per share, in the third quarter of 2024. The 26% year-over-year increase in net income and 34% increase in EPS were driven by robust results at CNA and Boardwalk, partially offset by lower investment income at the parent company.
Reflecting strong earnings during the first nine months of the year, book value per share excluding AOCI increased by nearly 7% from $88.18 at year-end 2024 to $94.00 at the end of the third quarter of 2025. Total book value per share increased 11% in the same period from $79.49 to $88.39 at the end of the third quarter of 2025, partially driven by lower unrealized losses in AOCI.
CNA contributed $371 million of net income to Loews, up more than 40% compared to $259 million in the third quarter of 2024. The increase was primarily driven by lower catastrophe losses, stronger underlying underwriting results, and higher net investment income.
CNA’s combined ratio improved 4.4 points year-over-year to 92.8% in the third quarter of 2025, reflecting only 1.5 points of catastrophe losses, 4.3 points lower than the prior year’s third quarter which included Hurricane Helene. The underlying combined ratio improved modestly year-over-year to 91.3% due to a 1.1-point better expense ratio, partially offset by a 0.8-point deterioration in the underlying loss ratio. Expense ratio improvement reflected higher earned premiums and a favorable acquisition ratio while the underlying loss ratio pressure came from higher loss cost trends in certain lines.

CNA’s net investment income continues to benefit from higher earnings from fixed income securities. Fixed income earnings were up almost 5% in the third quarter of 2025 versus the prior year’s third quarter due to a larger invested asset base and a small increase in effective yields.
CNA continues to proactively manage its run-off long-term care business. The company performed its annual reserve assumption review in the third quarter, which resulted in an immaterial change to the company’s GAAP reserves. Favorable premium rate actions offset unfavorable impacts from incidence, claim closures and near-term cost-of-care inflation.
Please refer to CNA’s Investor Relations website for more details on their results.
Turning to our natural gas pipeline business, Boardwalk continues to benefit from robust industry fundamentals. Third-quarter EBITDA increased by 7% year-over-year, from $249 million to $267 million. Net income also grew by 22% year-over-year from $77 million to $94 million in the third quarter of 2025. This growth was driven by higher re-contracting rates on transportation and storage, as well as by contributions from recently completed growth projects.
As Scott mentioned, the company continues to make progress on several new growth projects. During the third quarter, Boardwalk executed additional contracts on its Kosci Junction project, increasing the revenue backlog to a total of $15.6 billion. This figure does not include $3.8 billion of backlog related to the Texas Gateway project that was announced last week.
Loews Hotels reported Adjusted EBITDA of $69 million in the third quarter of 2025 compared to $64 million in the third quarter of 2024. The 8% year-over-year increase was driven mostly by stronger performance in Orlando and Arlington. The Orlando complex benefited from the addition of three new properties that opened in the first half of 2025, as well as higher overall occupancy and average daily rates at the existing hotels on the campus. The Arlington complex also benefited from higher occupancy, as well as from increased food and beverage revenues. The increase in these two locations was partially offset by lower available room nights in Miami due to ongoing renovations, as well as lower occupancy at other city center hotels.
The hotel company reported a $3 million net loss in the third quarter of 2025, compared to an $8 million net loss in the prior year period. Loews Hotels reported a slight loss despite strong

Adjusted EBITDA performance due to depreciation and interest expense associated with its three new properties in Orlando. The prior year period was also impacted by a $15 million after-tax impairment charge associated with a joint-venture property.
At the parent company, Loews posted robust investment income of $77 million for the quarter, driven by strong performance in the trading portfolio. However, this result is lower than the prior period’s net investment income of $110 million, which benefited from even stronger trading performance. The corporate segment generated $42 million of net income in the third quarter of 2025 as investment income more than offset corporate expenses.
From a cash flow perspective, Loews received $189 million from its subsidiaries in the third quarter, including $114 million in dividends from CNA and $75 million of distributions from Boardwalk. Year-to-date, Loews has received almost $1.1 billion from its subsidiaries: $840 million in dividends from CNA, including a special dividend of $497 million, and $225 million of distributions from Boardwalk. During the third quarter Loews repurchased almost 600 thousand shares of our common stock for approximately $56 million. Since the end of 2024, we repurchased more than 8.2 million shares of our common stock, or almost 4% of our shares outstanding, at a cost of $712 million. Loews ended 2025’s third quarter with $3.6 billion in cash and investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on following pages of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based. For additional information regarding the growth projects at Boardwalk Pipelines, refer to the Quarterly Reports on Form

10-Q for the Quarter Ended September 30, 2025, filed with the SEC by Loews Corporation and Boardwalk Pipeline Partners, LP.
Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended September 30,
	2025	2024

Loss ratio	63.4%	66.7%
Expense ratio	29.1	30.2
Dividend ratio	0.3	0.3
Combined ratio	92.8%	97.2%
Less: Effect of catastrophe impacts	1.5	5.8
Less: Effect of development-related items		(0.2)
Underlying combined ratio	91.3%	91.6%
Underlying loss ratio	61.9%	61.1%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended September 30,
(In millions)	2025	2024
Boardwalk net income attributable to Loews Corporation	$94	$77
Interest, net	36	38
Income tax expense	30	27
Depreciation and amortization	107	107
EBITDA	$267	$249
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended September 30,
(In millions)	2025	2024
Loews Hotels & Co net income (loss) attributable to Loews Corporation	$(3)	$(8)
Interest, net	14	13
Income tax expense (benefit)		(1)
Depreciation and amortization	27	24
EBITDA	38	28
Noncontrolling interest share of EBITDA adjustments		(1)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(25)
Pro rata Adjusted EBITDA of equity method investments	58	38
Consolidation adjustments	(2)	(1)
Adjusted EBITDA	$69	$64
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended September 30,
(In millions)	2025	2024
Loews Hotels & Co’s equity method income	$25	$—
Pro rata share of equity method investments:
Interest, net	17	10
Income tax expense
Depreciation and amortization	17	11
Asset impairments		19
Distributions in excess of basis	(1)	(2)
Pro rata Adjusted EBITDA of equity method investments	$58	$38